EXHIBIT 11

                            VALCOM, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE THREE MONTHS ENDED
                        MARCH 31, 2001 AND 2000

Computation of earnings per common share
                                            Three Months     Three Months
                                              Ended            Ended
                                          March 31, 2001    March 31, 2000
                                            --------------   --------------
Shares outstanding:                          93,311,507       90,139,843
Weighted average shares outstanding          91,735,000       89,900,000
Net loss                                   $  (885,938)    $    (63,541)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                        ( 885,938)         (63,541)
Net loss per share                         $    (0.01)     $     (0.00)
